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                                                                    EXHIBIT 2.4


                                OPTION AGREEMENT


         This Option Agreement (this "Agreement") is made and entered into as of the 30th day of November, 1995, by and between KCS Energy Marketing, Inc., a New Jersey corporation ("KCS"), and Hawkins Oil of Michigan, Inc., a Delaware corporation ("HOMI");

         WHEREAS, KCS and HOMI are parties to a Purchase and Sale Agreement dated as of November 30, 1995 (the "Purchase Agreement"), which concerns HOMI's sale and KCS' purchase of a Production Payment out of certain oil and gas interests owned by HOMI in the state of Michigan, such Production Payment being evidenced by the Conveyance of Production Payment attached to the Purchase Agreement as Exhibit B (the "Conveyance"); and

         WHEREAS, HOMI desires to acquire the right and option to purchase an undivided percentage interest in and to the outstanding amount of the Production Payment, in accordance with the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for a sufficient consideration received by each, KCS and HOMI hereby agree as follows:

1. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Adjustment Payment" means a sum of money equal to the "Adjustment Amount" (as such term is defined and calculated in the Conveyance) outstanding on the Purchase Date.

         "Payment Interest" means the undivided percentage interest in and to the outstanding amount of the Production Payment to be acquired by HOMI as of the Purchase Date, determined in accordance with the table attached hereto as Exhibit A; provided, however, the table attached hereto as Exhibit A shall be subject to revision as provided in paragraph 4 of this Agreement.

         "Positions" means gas and oil financial positions and contracts (including, but not limited to, NYMEX options, hedges, swaps and similar economic arrangements).

         "Purchase Date" means the date of the closing of the purchase and sale transaction contemplated by this Agreement.

         "Purchase Price" means the sum of money HOMI commits to deliver at the closing for the purchase of the Payment Interest.

         "Transaction Costs" means the out-of-pocket costs incurred or to be incurred by KCS in liquidating or otherwise satisfying a proportionate share of KCS' then-existing Positions corresponding to the quantity of Production Payment Hydrocarbons affected by the proposed conveyance of the Payment Interest to HOMI, and all fees or penalties incurred by KCS under gas or oil marketing or transportation agreements as a result of KCS'
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         inability to take delivery of the entire quantities of oil and gas attributable to the Payment Interest.

2. Subject to the further terms and provisions of this Agreement, KCS grants to HOMI the right and option to purchase in a single transaction an undivided percentage interest in and to the Conveyance and the Production Payment as the same shall exist on the Purchase Date; provided, however, HOMI's right to purchase the Payment Interest shall be subject to and conditioned upon (a) to the extent HOMI and KCS have not otherwise reached agreement concerning HOMI's assumption of a proportionate share of KCS' Positions as of the Purchase Date, HOMI's prior payment in full of the Transaction Costs, if any, and (b) to the extent the Adjustment Amount as of the Purchase Date is not equal to zero dollars ($0.00), HOMI's prior payment in full of the Adjustment Payment. HOMI may exercise its option by giving a written notice addressed to KCS which specifies (a) a Purchase Price resulting in a Payment Interest not to exceed a 33 1/3% undivided interest of the entire then-existing Production Payment, and (b) a Purchase Date occurring on the first day of a month during the period from September 1, 1996 until August 31, 1998 only, which is not less than forty-five
         (45) and not more than seventy (70) days from the date of HOMI's notice. HOMI's option shall automatically terminate and be of no further force or effect in the event HOMI fails to timely provide a conforming written notice of exercise within the time limitations described in this paragraph. Purchase and sale of the Payment Interest shall be accomplished in accordance with the terms and conditions set forth in paragraphs 3 and 4 below.

3. Upon the giving of HOMI's notice, each party shall take such steps as are necessary to consummate the purchase and sale of the Payment Interest. Upon KCS' receipt of HOMI's notice, KCS shall promptly estimate the amount of the Transaction Costs, if any, and provide documentation of such costs to HOMI. In addition, KCS shall provide HOMI with a written estimate of the Adjustment Payment that KCS reasonably believes will be due and payable on the Purchase Date. On or before the fifteenth (15th) day prior to the Purchase Date, KCS shall complete its recalculation of entries shown on Exhibit A (in accordance with paragraph 4 below), confirm the Purchase Interest to be acquired by HOMI and prepare and circulate to HOMI a form of partial assignment of the Payment Interest HOMI has elected to purchase and acquire from KCS, such form of assignment to contain a special warranty of title by KCS (its successors and assigns) only, without any other representations or warranties whatsoever by KCS (except as to authority, due execution and delivery). On the Purchase Date and at the offices of KCS, HOMI shall deliver to KCS (a) the estimated amount of the Transaction Costs, the estimated amount of the Adjustment Payment and the Purchase Price and (b) KCS shall execute and deliver the aforesaid partial assignment in favor of HOMI. Within thirty (30) days of the Purchase Date, HOMI and KCS shall determine the final amounts of the Transaction Costs and the Adjustment Payment and enter into an accounting for the differences, if any, between the estimated and final amounts.





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4.       In the event HOMI is required to pay the Adjustment Payment in connection with the purchase of the Payment Interest, such payment shall be deemed to satisfy the Adjustment Amount existing pursuant to the Conveyance and KCS shall revise its records accordingly. Additionally, in the event there are delivered under the Conveyance prior to the Purchase Date any Accelerated Quantities, the table of Purchase Prices attached hereto as Exhibit A shall be revised and recalculated by KCS solely to account for the delivery of the Accelerated Quantities and the resulting adjustment of the Stated Time; provided, however, recalculation of the entries shown on such Exhibit A shall be accomplished in a manner consistent with KCS' original calculation of Exhibit A. Should the value of the Positions be positive, HOMI shall receive its proportionate share of such benefit on the Purchase Date.

5. Following the Purchase Date and subject to HOMI's further assignment or transfer of the Payment Interest, if any, KCS shall reasonably consider the preparation and execution of such other instruments or agreements as are deemed necessary or useful by KCS during the remaining term of the Conveyance, including, but not limited to, instruments restating or amending the Conveyance; provided, however, KCS shall not under any circumstances be obligated or compelled to enter into any agreement or arrangement which KCS in its sole discretion deems unadvisable under the circumstances.

6. Any notice required or permitted under this Agreement shall be in writing; shall be sent to the recipient's address as set forth below; shall reference this Agreement; and shall be deemed given (a) when delivered personally, (b) when sent by confirmed telex or facsimile,
         (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a commercial overnight carrier, with verification of receipt:

                HOMI:    Hawkins Oil of Michigan, Inc.
                         400 South Boston, Suite 800
                         Tulsa, Oklahoma  74103
                         Fax: (918) 592-0486
                         Attn:  C.E. ("Butch") Smith

                KCS:     KCS Energy Marketing, Inc.
                         5555 San Felipe, Suite 1200
                         Houston, Texas  77056
                         Fax: (713) 877-1394
                         Attn:  Harry Lee Stout, President

         Either party may change its address for the purpose of receiving notices hereunder by giving notice of such change of address to the other parties hereto in the manner provided above in this paragraph.





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7.       This Agreement constitutes a contract entered into under, and shall be governed by and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to principles of such laws as to conflicts of law.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, HOMI shall not transfer or assign its rights hereunder to a non-affiliate without the prior written consent of KCS, such consent not to be unreasonably withheld.

9. Subject to the provisions of the preceding paragraph of this Agreement, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties hereto.

10. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject hereof and supersedes and cancels all prior oral and written communications, understandings and agreements between the parties hereto concerning the subject hereof. No modification or amendment of this Agreement shall be of any force or effect unless in writing and signed by an authorized representative of each party hereto.

11. Time is of the essence for this Agreement and the performance of all of the terms, provisions, covenants and conditions hereof.

         EXECUTED as of the date first written above.

                                        KCS ENERGY MARKETING, INC.


                                        By:
                                           --------------------------------
                                            Harry Lee Stout, President


                                        HAWKINS OIL OF MICHIGAN, INC.


                                        By:
                                           --------------------------------
                                            C.E. Smith, President





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